EXHIBIT 10.27
Monsanto Company Recoupment Policy
(As Amended and Restated October 21, 2008)
In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, as a result of misconduct (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the New York Stock Exchange) each of the Company’s “Specified Executive Officers” shall reimburse the Company for any incentive award made to such executive officer on the basis of having met or exceeded specific targets for performance periods occurring in whole or in part during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement for periods beginning after August 31, 2006. For purposes of this policy, (i) the term “incentive awards” means awards under the Company’s Annual Incentive Plans and Long-Term Incentive Plans, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Company; and (ii) the term “Specified Executive Officers” means the Company’s President and Chief Executive Officer; Executive Vice President, Chief Financial Officer and Vegetable Business CEO; Executive Vice President and Chief Technology Officer; Executive Vice President, Strategy and Operations; Executive Vice President, Global Commercial; Executive Vice President, Manufacturing; Senior Vice President, Secretary and General Counsel; Vice President and Controller; and Vice President, International Commercial. From and after September 1, 2006, the award statement or terms and conditions of any incentive award by the Company to a Specified Executive Officer shall include a provision incorporating the requirements of this policy.